Exhibit 99.3
Board of Directors
Doral Financial Corporation
1451 Franklin D. Roosevelt Avenue
San Juan, Puerto Rico 00920

Attention:	Mr. Dennis G. Buchert
Chairman of the Board
Dear Mr. Buchert:
     We are pleased to advise you that we have successfully obtained an aggregate of $215 million in Additional Equity Commitments (as defined in the Stock Purchase Agreement dated as of May 16, 2007 by and among Doral Financial Corporation, Doral Holdings Delaware, LLC and, solely for purposes of Section 5.15 thereof, Doral Holdings, L.P. (the “Stock Purchase Agreement”)). Copies of these Additional Equity Commitments have been sent to you separately as provided in Section 5.15(b) of the Stock Purchase Agreement. Accordingly, the closing condition set forth in Section 6.1(j) of the Stock Purchase Agreement is now satisfied, and our obligation to invest in Doral Financial is no longer subject to the condition that we raise additional capital.
     As you know, great progress has already been made in the last several weeks toward completing our proposed transaction. Your proxy statement for your annual shareholders meeting is likely to be cleared by the SEC staff for mailing to shareholders as early as this week. We filed our applications with the Federal Reserve and with the Puerto Rico Commissioner of Financial Institutions promptly after our deal was announced. We have already received all necessary approvals from the Commissioner; our applications have been accepted by the Federal Reserve and, based on the extensive discussions we had with the Federal Reserve before transaction signing (in which your counsel participated) and discussions since then, we are highly confident that all necessary approvals from the Federal Reserve will be received comfortably before closing. As a result, all the major milestones to completing our transaction are either behind us or well within sight.
     We remain as enthusiastic as ever about the prospects for a recapitalized Doral and the benefits that our transaction will provide to the company and its shareholders, customers and employees. As investors, we are focused on rebuilding the company and achieving long-term value for all of its shareholders, whether through a subsequent public offering or a business combination transaction. We have committed in the Securityholders Agreement that is part of our deal with you that your shareholders will be able to share in the benefits of those events, and that we would not take the company private absent the consent of your shareholders or of independent directors. Accordingly, our transaction provides enormous upside potential for your shareholders in a continuing public company controlled by investors focused on creating long-term shareholder value and liquidity.
     In contrast, the proposal you received from FBOP Corporation provides none of that upside and, apparently, none of those protections since the proposal letter makes no reference to FBOP being willing to enter into a securityholders agreement like ours. Instead, your shareholders would become minority shareholders in a controlled subsidiary of a privately-held banking group, with no prospect of realizing value for their shares either through a sale of the company or a broadened public market. Their only exit will be when FBOP decides to squeeze them out, in a transaction at a time and price of FBOP’s choosing.
     The FBOP proposal, in addition to having very limited upside for your shareholders, is highly contingent if not speculative. It contemplates a 30 day due diligence period, in contrast to our transaction which is not subject to any due diligence condition. We understand that FBOP has had a history of renegotiating price terms during the due diligence process. There are major timing issues with FBOP’s offer, since FBOP will be required to obtain Federal Reserve and Commissioner approval in order to complete its transaction and its proposal letter states that it would not expect to file its regulatory applications until fifteen business days after signing of a definitive transaction agreement. In other words, FBOP expects to be first filing its regulatory applications at a date after our transaction is expected to be closed. To deal with this glaring problem, FBOP offers to “escrow cash and securities” sufficient to pay the senior notes at maturity, but does not indicate any of the terms it would require for making that payment (we assume that FBOP is not planning to donate those assets to Doral). Obviously, FBOP will need significant amounts of additional capital in order to consummate its proposed transaction, but its proposal letter carefully avoids any explanation of where those funds will come from. Equally as obvious is the risk raised by the FBOP proposal of deterioration in Doral’s business and loss of customers and employees while an alternative recapitalization process drags on for a number of additional months (and, we note, FBOP’s proposal specifies that its obligation to close is conditioned upon the absence of any material adverse developments).

     In short, we believe that our agreed transaction with you continues to represent the best and most certain opportunity to recapitalize Doral and deliver long-term value to your shareholders. We look forward to completing the remaining steps to closing well in advance of the senior notes maturity and to working with your management team to rebuild Doral as a thriving and dynamic independent banking organization.

Very truly yours, Doral Holdings Delaware, LLC
By:	Doral Holdings, L.P.
Its:	Managing Member

By:	Doral GP Ltd.
Its:	General Partner

By:	/s/ David E. King
	Name:	David E. King
	Title:	Director

Doral Holdings, L.P.
By:	Doral GP Ltd.
Its:	General Partner

By:	/s/ David E. King
	Name:	David E. King
	Title:	Director